EXHIBIT 10.7
Anode Copper Buyout Contract
 Contract No.: (2007) YSFXZ No.02-anode copper-31#
Contract standard No.: DQJL-supply and sales-raw material II-111
Signed at: Xinxialu
   Supplier: Guixi Yixin Copper Co., Ltd (Party A)
   Buyer: Daye Nonferrous Metals Company (Party B)
   The two parties have made and entered into the following agreement on the principle of equality and goodwill, in order to facilitate mutual benefit and cooperation between Party A and Party B:
    I. Contract Object and Quantity
        1. Name of object: anode copper
        2. Quantity:  4,500 metal tons per year (starting from April 2007, with a supply of 500 metal tons each month).
   II. Place of Delivery: dedicated railroad of Party B for railroad transport; warehouse of Party B’s smelting plant for road transport. Expenses incurred before arrival of anode copper at the smelting plant should be assumed by Party A.
   III. Quality Requirements: a. The anode copper should have a copper content no less than 95%; b. Content of impurities should be controlled (As＜0.6%, Bb＜0.45%, Pb＜6%); where content of impurities exceeds the abovementioned standards, refer to standards specified in Party B’s impurity deduction sheet enforced at the time.
   IV. Method of Inspection: the anode copper shall be measured and inspected upon arrival, and results obtained by Party B shall prevail. Any out-of-tolerance should be settled through negotiations; where negotiations shall fail, refer to Beijing General Research Institute of Mining and Metallurgy for arbitration. After arbitration, payment shall be made referring to the result closer to the arbitral result, and the party with the less accurate result shall pay the arbitration expenses; where the arbitral result is right in the middle of results of the two parties, the payment shall be made according to the arbitral result, and the arbitration expenses should be evenly assumed by two parties.
    V. Pricing Method:
        1. Copper content pricing: deducting corresponding processing expenses (refer to Party B’s standards of deduction of processing expenses for buyout of anode copper at the time) from the basic price determined according to pricing by Party A, and to specify:
        a. The pricing period shall be 5 continuous trade days before and after at Shanghai Futures Exchange from the date Party A’s goods arrive at the plant (refer to date indicated on the weighing bill for incoming goods); if Party A fails to make pricing during the abovementioned period, the settlement price of copper of the current month at Shanghai Futures Exchange on the last trade day during the pricing period should be used as the base price for settlement.
        b. Copper cannot be priced during the last 3 trade days of the month, nor when copper price of the month limits up or down at Shanghai Futures Exchange, and when these circumstances happen, the pricing period should be postponed.
        c. On the date of pricing, Party A shall notify Party B by sending a fax (indicated with quantity of anode copper, arrival time, and bearing official seal) before 10 AM that copper settlement price of the month at Shanghai Futures Exchange on the day shall be used at a base price for pricing.

         2. Gold content pricing: the average value of settlement prices in 5 continuous trade days for 2# gold at Shanghai Gold Exchange from the date the goods arrive at the plant (refer to date indicated on the weighing bill for incoming goods, same hereinafter) multiplied by the pricing coefficient.
         3. Silver content pricing: the average value of settlement prices in 5 continuous trade days for 3# silver at Shanghai White Platinum & Silver Exchange from the date the goods arrive at the plant multiplied by the pricing coefficient.
   VI. Settlement and Payment: within 3 days upon arrival of anode copper at Party B’s plant, Party B should pay Party A 80% of the price; after the lab results are confirmed by both parties, Party A should issue 17% value added tax invoices for copper and silver content and common value added tax invoices for gold content. Where disputes arise from quality issues, the remaining amount should be paid after the disputes are settled.
   VII. If the copper content is less than 90%, refer to other solutions through negotiations.
   VIII. Others:
   1. If Party A supplies more than 400 metal tons a month (400 included), Party B should compensate Party A by CNY 100 per metal ton.
   2. Upon arrival of anode copper, Party B should make arrangement for unloading purposes so that the anode copper can be unloaded on the day of arrival.
   3. To facilitate timely and smooth settlement, the quality analysis report should be made by Party B within 7 days, and Party A should issue relevant invoices for settlement purposes.
   4. Party A should supply anode copper in a balanced manner and as agreed in the contract, if not, Party B has the right to postpone payment by 1-2 months.
   5. If supply cannot be maintained in a balance manner and as agreed in the contract due to Party A’s downtime for overhauling or other reasons, Party A should inform Party B 15 days in advance.
   IX. Liabilities for Breach of Contract
   1. Where Party A fails to supply anode copper in specified quantity, Party B has the right to postpone the payment by 1-2 months; where Party A fails to supply anode copper as required under the contract, Party B has the right to demand compensation for losses caused to Party B.
   2. Party B can cancel this Contract and proceeds to demand compensation of all losses if Party A is found committing adulteration, and anode copper delivered to Party B will be treated as waste.
   3. If Party B fails to make payment as agreed in the Contract, Party B should pay interest of the payable amount according to bank interest rate at the time.
   X. Unconcerned matters shall be settled through negotiations; where negotiations fail, an appeal can be lodged at the law court (Xialu District People’s Court) with jurisdiction over Party B’s place.
   XI. This Contract shall be signed in quintuplicate, and shall be valid from March 23, 2007 to Dec. 29, 2007.

Party A: Guixi Yixin Copper Co., Ltd.
Address: Guixi Industrial Garden, Yingtan City, Jiangxi Province
Legal representative: Dong Fucan
Entrusted agent: Xu Baocong
Telephone: 0701-3338999
Fax: 0701-3338888
Bank: Guixi Branch of China Construction Bank
Account No.: 36001952100059123456
Tax No.: 360601787277052

Contract seal of Guixi Yixin Copper Co., Ltd (seal)

Party B: Daye Nonferrous Metals Company
Address: Huangshi City, Hubei Province
Legal representative: Zhang Lin
Entrusted agent: Li min
Telephone: 0714-5390379, 5398244
Fax: 0714-5398254
Bank: Xialu Branch of Industrial and Commercial Bank of China
Account No.: 1803010709200018197
Tax No.: 420203770785545
Contract seal of Daye Nonferrous Metals Company (seal)

Date: March 23, 2007
055722/00000 BFLODOCS 2377362v1